UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2011

SELECT MEDICAL HOLDINGS CORPORATION
SELECT MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34465	20-1764048
Delaware	001-31441	23-2872718
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation)	Number)	Identification No.)

4714 Gettysburg Road, P.O. Box 2034
Mechanicsburg, PA 17055
(Address of principal executive offices) (Zip Code)
(717) 972-1100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On June 1, 2011, Select Medical Corporation (“Select”) entered into a senior secured credit agreement (the “Credit Agreement”) that provides for $1.15 billion in senior secured credit facilities (“Senior Secured Credit Facilities”) comprised of an $850 million, seven-year term loan (“Term Loan”) and a $300 million, five-year revolving credit facility (“Revolving Credit Facility”), including a $75 million sublimit for the issuance of standby letters of credit and a $25 million sublimit for swingline loans. Borrowings under the Senior Secured Credit Facilities are guaranteed by Select Medical Holdings Corporation (“Holdings”) and substantially all of Select’s current domestic subsidiaries and will be guaranteed by Select’s future domestic subsidiaries and secured by substantially all of Select’s existing and future property and assets and by a pledge of Select’s capital stock, the capital stock of Select’s domestic subsidiaries and up to 65% of the capital stock of Select’s foreign subsidiaries, if any.
Borrowings under the Senior Secured Credit Facilities will bear interest at a rate equal to:
•	in the case of the Term Loan, Adjusted LIBO plus 3.75%, or Alternative Base Rate plus 2.75%; and

•	in the case of the Revolving Credit Facility, Adjusted LIBO plus a percentage ranging from 2.75% to 3.75%, or Alternative Base Rate plus a percentage ranging from 1.75% to 2.75%, in each case based on Select’s leverage ratio.
“Adjusted LIBO” is defined as, with respect to any interest period, the London interbank offered rate for such interest period, adjusted for any applicable statutory reserve requirements; provided that Adjusted LIBO, when used in reference to the Term Loan, will at no time be less than 1.75% per annum.
“Alternative Base Rate” is defined as the highest of (a) the administrative agent’s Prime Rate, (b) the Federal Funds Effective Rate plus 1/2 of 1.00% and (c) the Adjusted LIBO from time to time for an interest period of one month, plus 1.00%.
The Term Loan will amortize in equal quarterly installments on the last day of each March, June, September and December in aggregate annual amounts equal to 0.25% of the original principal amount of the Term Loan commencing in September 2011. The balance of the Term Loan will be payable on June 1, 2018, provided that if on the 90th day prior to the scheduled final maturity date of Select’s 7 5/8% Senior Subordinated Notes due 2015 (the “Tranche B Trigger Date”) more than $60.0 million in aggregate principal amount of Select’s 7 5/8% Senior Subordinated Notes due 2015 are outstanding, the maturity date for the Term Loan will be the Tranche B Trigger Date. Similarly, the Revolving Credit Facility will be payable on June 1, 2016, provided that in if on the 90th day prior to the scheduled final maturity date of Select’s 7 5/8% Senior Subordinated Notes due 2015 (the “Revolving Trigger Date”) more than $60.0 million in aggregate principal amount of Select’s 7 5/8% Senior Subordinated Notes due 2015 are outstanding, the maturity date for the Revolving Credit Facility will be the Revolving Trigger Date.

Select will be required to prepay borrowings under the Senior Secured Credit Facilities with (1) 100% of the net cash proceeds received from non-ordinary course asset sales or other dispositions, or as a result of a casualty or condemnation, subject to reinvestment provisions and other customary carveouts and the payment of certain indebtedness secured by liens subject to a first lien intercreditor agreement, (2) 100% of the net cash proceeds received from the issuance of debt obligations other than certain permitted debt obligations, and (3) 50% of excess cash flow (as defined in the Credit Agreement) if Select’s leverage ratio is greater than 3.75 to 1.00 and 25% of excess cash flow if Select’s leverage ratio is less than or equal to 3.75 to 1.00 and greater than 3.25 to 1.00, in each case, reduced by the aggregate amount of term loans optionally prepaid during the applicable fiscal year. Select will not be required to prepay borrowings with excess cash flow if Select’s leverage ratio is less than or equal to 3.25 to 1.00.
The Senior Secured Credit Facilities require Select to maintain a leverage ratio (based upon the ratio of indebtedness for money borrowed to consolidated EBITDA, as defined in the Credit Agreement), which is tested quarterly, and prohibits Select from making capital expenditures in excess of $125.0 million in any fiscal year (subject to a 50% carry-over provision). Failure to comply with these covenants would result in an event of default under the Senior Secured Credit Facilities and, absent a waiver or an amendment from the lenders, preclude Select from making further borrowings under the Revolving Credit Facility and permit the lenders to accelerate all outstanding borrowings under the Senior Secured Credit Facilities.
The Senior Secured Credit Facilities also contain a number of affirmative and restrictive covenants, including limitations on mergers, consolidations and dissolutions; sales of assets; investments and acquisitions; indebtedness; liens; affiliate transactions; and dividends and restricted payments. The Senior Secured Credit Facilities contain events of default for non-payment of principal and interest when due, cross-default and cross-acceleration provisions and an event of default that would be triggered by a change of control.
Select used borrowings under the Senior Secured Credit Facilities to refinance all of its outstanding indebtedness under its existing credit facilities, to repurchase $266.5 million aggregate principal amount of its 7 5/8% Senior Subordinated Notes due 2015 and to repay all of Holdings’ existing 10% Senior Subordinated Notes due 2015.
JPMorgan Chase Bank, N.A. is the administrative agent and collateral agent for the Senior Secured Credit Facilities and J.P. Morgan Securities LLC, Goldman Sachs Lending Partners LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC and RBC Capital Markets, LLC are acting as joint lead arrangers and joint bookrunners for the Senior Secured Credit Facilities. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Bank USA are acting as co-syndication agents for the Senior Secured Credit Facilities and Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association are acting as co-documentation agents for the Senior Secured Credit Facilities.
The foregoing description of the Senior Secured Credit Facilities does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibits 10.1 and incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required to be disclosed by this Item 2.03 is set forth above in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events
On June 1, 2011, Holdings issued a press release announcing the expiration and final results of the cash tender offer by Select for up to $266,500,000 aggregate principal amount of Select’s 7 5/8% Senior Subordinated Notes due 2015 (the “Notes”). The tender offer expired at 11:59 p.m., New York City time, on May 31, 2011 (the “Expiration Date”). As of the Expiration Date, Select received tenders with respect to $565,289,000 aggregate principal amount of the Notes (approximately 92.4% of the outstanding aggregate principal amount of the Notes) pursuant to the Issuers’ Offer to Purchase, dated April 25, 2011, as amended. Because more than $266,500,000 aggregate principal amount of the Notes were validly tendered, Select accepted for payment and paid for $266,500,000 aggregate principal amount of such validly tendered Notes on a pro rata basis on June 1, 2011. A copy of the press release announcing the expiration and final results of the Tender Offer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

10.1
Credit Agreement, dated as of June 1, 2011, among Select Medical Holdings Corporation, Select Medical Corporation, JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Bank USA, as Co-Syndication Agents and Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, LLC, as Co-Documentation Agents and the other lenders party thereto.

99.1	Press Release, dated June 1, 2011, announcing refinancing of senior secured credit facilities and closing on previously announced tender offer

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SELECT MEDICAL HOLDINGS CORPORATION
SELECT MEDICAL CORPORATION

Date: June 2, 2011	By:	/s/ Michael E. Tarvin Michael E. Tarvin Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1
Credit Agreement, dated as of June 1, 2011, among Select Medical Holdings Corporation, Select Medical Corporation, JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Bank USA, as Co-Syndication Agents and Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents and the other lenders party thereto

99.1	Press Release, dated June 1, 2011, announcing refinancing of senior secured credit facilities and closing on previously announced tender offer